ContiFinancial Corporation
Ratio of Earnings to Fixed Charges
Exhibit 12.1 of September 30, 1998 Form 10-Q
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                                              Six months ended
                                               September 30,
                                          1998       1997    Fiscal 98  Fiscal 97   Fiscal 96   Fiscal 95    Fiscal 94

Summary:
     Earnings                           (55,575)    178,782   385,425    297,677     197,996      77,895       42,334
     Fixed Charges                      121,522      76,362   165,904    120,636      74,770      29,635       12,124
                                        --------  ----------  --------   --------    --------    --------      ------
     Ratio                                -0.46        2.34      2.32       2.47        2.65        2.63         3.49
                                        ========  ==========  ========   ========    ========    ========      ======

Earnings:
     Income (loss) before income taxes
        and minority interest          (175,440)    102,778   224,965    177,041     126,536      56,988       35,286
     Plus:  Interest expense            121,522      76,362   165,904    120,636      74,770      29,635       12,124
     Less:  Equity income in
        unconsolidated subsidiaries      (1,605)      (358)   (5,444)          -           -           -            -
     (Less):  Minority interest             (52)      n/a       n/a        n/a        (3,310)     (8,728)      (5,076)
                                      ----------  ----------  -------    -------     --------     -------      -------
         Total "Earnings"               (55,575)    178,782   385,425    297,677     197,996      77,895       42,334
                                      ==========  ==========  =======    =======     ========     =======      =======

Fixed Charges:
     Interest expense                   121,522      76,362   165,904    120,636      74,770      29,635       12,124


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